Exhibit 99.1

HCI Group Reports Second Quarter 2025 Results

Second Quarter Pre-Tax Income of $94.4 million and Diluted EPS of $5.18

Book Value Per Share Increased to $58.55

Gross Loss Ratio of 21.3%

Tampa, Fla. – August 7, 2025 – HCI Group, Inc. (NYSE:HCI), reported pre-tax income of $94.4 million and net income of $70.3 million for the second quarter of 2025. Net income after noncontrolling interests was $66.2 million compared with $54.1 million in the second quarter of 2024. Diluted earnings per share were $5.18 in the second quarter of 2025, compared with $4.24 in the second quarter of 2024.

Management Commentary

“HCI Group delivered another strong quarter, marked by solid profitability, industry-leading net combined ratios, and meaningful growth in book value per share,” said HCI Group Chairman and Chief Executive Officer Paresh Patel. “We continue to make progress on initiatives to unlock shareholder value and establish Exzeo as an independent, publicly traded entity.”

Second Quarter 2025 Commentary

Consolidated gross premiums earned in the second quarter of 2025 increased by 14.8% to $302.6 million from $263.6 million in the second quarter of 2024 as a result of a higher volume of policies in force over the comparative period.

Premiums ceded for reinsurance in the second quarter of 2025 were $102.5 million compared with $99.6 million in the first quarter of 2025.

Losses and loss adjustment expenses in the second quarter of 2025 were $64.5 million compared with $78.3 million in the second quarter of 2024 despite the growth in gross premiums earned. The decrease was primarily driven by a decline in claims and litigation frequency. The gross loss ratio in the second quarter was 21.3% compared to 29.7% in the second quarter of 2024.

Policy acquisition and other underwriting expenses in the second quarter of 2025 were $30.6 million compared with $23.5 million in the second quarter of 2024. The increase was driven by higher gross premiums.

General and administrative personnel expenses in the second quarter of 2025 increased to $20.0 million from $17.5 million in the second quarter of 2024. The increase was primarily attributable to higher stock-based compensation, employee health benefits and merit increases.

Other operating expenses in the second quarter of 2025 increased to $8.8 million from $7.5 million in the second quarter of 2024. The increase was primarily attributable to a $1.1 million debt conversion charge in connection with the conversion of our 4.75% Convertible Senior Notes during the second quarter of 2025.

Year-to-Date 2025 Results

For the six months ended June 30, 2025, the Company reported pre-tax income of $194.7 million and net income of $144.5 million. Net income after noncontrolling interests was $135.8 million compared with $101.7 million for the six months ended June 30, 2024. Diluted earnings per share were $10.57 for the six months ended June 30, 2025, compared with $8.04 for the six months ended June 30, 2024.

Consolidated gross premiums earned for the six months of 2025 increased to $603.0 million from $520.2 million in the same period of 2024 as a result of a higher volume of policies in force over the comparative period.

Premiums ceded for reinsurance for the six months of 2025 were $202.2 million compared with $144.8 million for the six months of 2024.

Losses and loss adjustment expenses for the six months of 2025 were $123.7 million compared with $158.2 million for the six months of 2024 despite the growth in gross premiums earned. The decrease was primarily driven by a decline in claims and litigation frequency. The gross loss ratio for the six months of 2025 was 20.5% compared to 30.4% for the six months of 2024.

Policy acquisition and other underwriting expenses for the six months of 2025 were $57.8 million compared with $45.6 million for the six months of 2024. The increase was driven by higher gross premiums.

General and administrative personnel expenses for the six months of 2025 increased to $40.5 million from $33.7 million for the six months of 2024. The increase was primarily attributable to higher stock-based compensation, employee health benefits and merit increases.

Other operating expenses for the six months of 2025 decreased to $14.4 million from $15.2 million for the six months of 2024. The decrease was partially offset by a $1.1 million debt conversion charge in connection with the conversion of our 4.75% Convertible Senior Notes during the six months of 2025.

Conference Call

HCI Group will hold a conference call later today, August 7, 2025, to discuss these financial results. Chairman and Chief Executive Officer Paresh Patel, Chief Operating Officer Karin Coleman and Chief Financial Officer Mark Harmsworth will host the call starting at 4:45 p.m. Eastern time.

Interested parties can listen to the live presentation by dialing the listen-only number below or by clicking the webcast link available on the Investor Information section of the company's website at www.hcigroup.com.

Listen-only toll-free number: (888) 506-0062

Listen-only international number: (973) 528-0011

Entry Code: 521671

Please call the conference telephone number 10 minutes before the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at (949) 574-3860.

A replay of the call will be available by telephone after 8:00 p.m. Eastern time on the same day as the call and via the Investor Information section of the HCI Group website at www.hcigroup.com through August 7, 2026.

Toll-free replay number: (877) 481-4010

International replay number: (919) 882-2331

Replay ID: 52723

About HCI Group, Inc.

HCI Group, Inc. is a holding company with two distinct operating units. The first unit includes four top-performing insurance companies, a captive reinsurance company, and operations in claims management and real estate. The second unit, called Exzeo Group, is a leading innovator of insurance technology that utilizes advanced underwriting algorithms and data analytics. Exzeo empowers property and casualty insurers to transform underwriting outcomes and achieve industry-leading results.

The company's common shares trade on the New York Stock Exchange under the ticker symbol "HCI" and are included in the Russell 2000 and S&P SmallCap 600 Index. HCI Group, Inc. regularly publishes financial and other information in the Investor Information section of the company’s website. For more information about HCI Group and its subsidiaries, visit www.hcigroup.com.

Forward-Looking Statements

This news release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "estimate," "expect," "intend," "plan," "confident," "prospects" and "project" and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions, but rather are subject to various risks and uncertainties. For example, the estimation of reserves for losses and loss adjustment expenses is an inherently imprecise process involving many assumptions and considerable management judgment. Some of these risks and uncertainties are identified in the company's filings with the Securities and Exchange Commission. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on the company's business, financial condition and results of operations. HCI Group, Inc. disclaims all obligations to update any forward-looking statements.

Company Contact:

Bill Broomall, CFA

Investor Relations

HCI Group, Inc.

Tel (813) 776-1012

wbroomall@exzeo.com

Investor Relations Contact:

Matt Glover

Gateway Group, Inc.

Tel (949) 574-3860

HCI@gateway-grp.com

- Tables to follow -

HCI GROUP, INC. AND SUBSIDIARIES

Selected Financial Metrics

(Unaudited)

(In thousands, except share and per share amounts)

	Q2 2025	Q2 2024

Gross Written Premiums:
Homeowners Choice	$227,090	$191,775
TypTap Insurance Company	110,412	79,093
Condo Owners Reciprocal Exchange	13,830	36,034
Tailrow Reciprocal Exchange	5,213	-
Total Gross Written Premiums	356,545	306,902

Gross Premiums Earned:
Homeowners Choice	156,552	143,703
TypTap Insurance Company	124,437	107,055
Condo Owners Reciprocal Exchange	12,811	12,803
Tailrow Reciprocal Exchange	8,828	-
Total Gross Premiums Earned	302,628	263,561

Gross Premiums Earned Loss Ratio	21.3%	29.7%

Per Share Metrics
Diluted EPS	$5.18	$4.24

Dividends per share	$0.40	$0.40

Book value per share at the end of period	$58.55	$42.72

Shares outstanding at the end of period	12,956,884	10,472,741

HCI GROUP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share amounts)

	June 30, 2025	December 31, 2024
	(Unaudited)
Assets
Fixed-maturity securities, available for sale, at fair value (amortized cost: $590,666 and $719,536, respectively and allowance for credit losses: $0 and $0, respectively)	$592,210	$718,537
Equity securities, at fair value (cost: $55,174 and $52,030, respectively)	58,618	56,200
Limited partnership investments	19,770	20,802
Real estate investments	85,578	79,120
Total investments	756,176	874,659

Cash and cash equivalents	947,166	532,471
Restricted cash	3,730	3,714
Accrued interest and dividends receivable	6,308	6,008
Income taxes receivable	3,130	463
Deferred income tax assets, net	361	72
Premiums receivable, net (allowance: $8,180 and $5,891, respectively)	65,826	50,582
Prepaid reinsurance premiums	—	92,060
Reinsurance recoverable, net of allowance for credit losses:
Paid losses and loss adjustment expenses (allowance: $0 and $0, respectively)	62,727	36,062
Unpaid losses and loss adjustment expenses (allowance: $137 and $186, respectively)	375,198	522,379
Deferred policy acquisition costs	65,138	54,303
Property and equipment, net	29,695	29,544
Right-of-use-assets - operating leases	1,065	1,182
Intangible assets, net	3,927	5,206
Funds withheld for assumed business	8,538	11,690
Other assets	24,121	9,818

Total assets	$2,353,106	$2,230,213

Liabilities, Redeemable Noncontrolling Interests and Equity
Losses and loss adjustment expenses	$696,892	$845,900
Unearned premiums	627,484	584,703
Advance premiums	43,677	18,867
Reinsurance payable on paid losses and loss adjustment expenses	127	2,496
Ceded reinsurance premiums payable	38,121	18,313
Assumed premiums payable	375	2,176
Accrued expenses	42,033	17,677
Income taxes payable	24,294	5,451
Deferred income tax liabilities, net	2,402	2,830
Revolving credit facility	40,000	44,000
Long-term debt	15,602	185,254
Lease liabilities - operating leases	1,072	1,185
Other liabilities	33,938	32,320

Total liabilities	1,566,017	1,761,172

Commitments and contingencies
Redeemable noncontrolling interests	2,405	1,691

Equity:
Common stock, (no par value, 40,000,000 shares authorized, 12,956,884 and 10,767,184 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively)	—	—
Additional paid-in capital	298,706	122,289
Retained earnings	458,713	331,793
Accumulated other comprehensive income (loss)	1,158	(749)
Total stockholders' equity	758,577	453,333
Noncontrolling interests	26,107	14,017
Total equity	784,684	467,350

Total liabilities, redeemable noncontrolling interest and equity	$2,353,106	$2,230,213

HCI GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Revenue
Gross premiums earned	$302,628	$263,561	$603,011	$520,205
Premiums ceded	(102,522)	(76,713)	(202,157)	(144,819)
Net premiums earned	200,106	186,848	400,854	375,386

Net investment income	16,445	16,881	30,196	30,948
Net realized investment gains	155	212	1,322	212
Net unrealized investment gains (losses)	1,180	533	(726)	3,168
Policy fee income	1,467	1,089	3,696	2,108
Other	2,567	682	3,011	1,037
Total revenue	221,920	206,245	438,353	412,859

Expenses
Losses and loss adjustment expenses	64,457	78,324	123,748	158,246
Policy acquisition and other underwriting expenses	30,551	23,452	57,838	45,591
General and administrative personnel expenses	19,985	17,471	40,468	33,745
Interest expense	3,744	3,452	7,128	6,601
Other operating expenses	8,791	7,520	14,440	15,220
Total expenses	127,528	130,219	243,622	259,403

Income before income taxes	94,392	76,026	194,731	153,456

Income tax expense	24,113	18,927	50,222	39,401

Net income	$70,279	$57,099	$144,509	$114,055
Net income attributable to redeemable noncontrolling interests	—	—	—	(10,149)
Net income attributable to noncontrolling interests	(4,119)	(3,023)	(8,665)	(2,219)

Net income after noncontrolling interests	$66,160	$54,076	$135,844	$101,687

Basic earnings per share	$5.57	$5.18	$12.00	$9.95

Diluted earnings per share	$5.18	$4.24	$10.57	$8.04

Dividends per share	$0.40	$0.40	$0.80	$0.80

HCI GROUP, INC. AND SUBSIDIARIES

(Unaudited)

(In thousands, except per share amount)

A summary of the numerator and denominator of basic and diluted earnings per common share is presented below.

	Three Months Ended			Six Months Ended
	June 30, 2025			June 30, 2025
	Income	Shares	Per Share	Income	Shares	Per Share
	(Numerator)	(Denominator)	Amount	(Numerator)	(Denominator)	Amount
Net income	$70,279			$144,509
Less: Net income attributable to noncontrolling interests	(4,119)			(8,665)
Net income attributable to HCI	66,160			135,844
Less: Income attributable to participating securities	(2,616)			(5,691)
Basic Earnings Per Share:
Income attributable to common stockholders	63,544	11,400	$5.57	130,153	10,846	$12.00

Effect of Dilutive Securities:
Stock options	—	392		—	373
Convertible senior notes	3,170	1,084		5,500	1,611
Warrants	—	7		—	7

Diluted Earnings Per Share:
Income attributable to common stockholders	$66,714	12,883	$5.18	$135,653	12,837	$10.57